EXHIBIT 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of May, 2008 (the"Effective Date"), by and between IX ENERGY, INC., a Delaware corporation with offices at 711 Third Avenue., New York 10017 (the "Corporation"), and Steve Hoffman, an individual residing at 34 Sanfordville Rd Warwick NY 10990 ("Executive").

WITNESSETH:

WHEREAS, the Executive desires to be employed by the Company as its Chief Executive Officer and Chairman and the Company wishes to employ Executive in such capacity:

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.    Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Company's Executive Officer (CEO) and Chairman of Board. The duties, responsibilities and authority of Executive shall include such duties, responsibilities and authority commensurate and consistent with Executive's position, as may be, from time to time, assigned to him by the Board of Directors of the Company.

Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement.

2.    Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of Two years and shall be automatically renewed for successive one year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three months prior to the expiration of the initial term or any renewal term of this Agreement. "Employment Period" shall mean the initial two year term plus renewals, if any.

3.    Place of Employment. Executive's services shall be performed at the executive residence, New York City location, or West coast offices. The current corporate location in New York, NY may serve as a reporting corporate office in which the executive may be required on an as needed basis be present. In such occurrences employee will be given 4-day notice and would be during normal business hours. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.    Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an initial base salary (the"Base Salary") at an annual rate of $225,000. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices. In addition the Executive shall receive a compensation of $80,000.00 for recouped of unpaid salary in year 2008, and outstanding expenses upon the Company's sale of debt and or equity securities in one transaction or series of related transactions that result in gross proceeds to the Company of at least $2.5 million.

The Compensation Committee (the "Compensation Committee") of the Board (or by the independent members of the Board (the "Independent Directors"), if there is no Compensation Committee) shall review the Executive's Base Salary annually after the conclusion of the initial two year term and shall make a recommendation to the Board as to whether such Base Salary should be increased but not decreased, which decision shall be within the Board's sole discretion.

5.    Bonuses. During the term of this Agreement, the Executive shall be entitled to an annual bonus during term of employment. Bonuses shall be decided by the Compensation Committee (or by the Independent Directors if there is no Compensation Committee) based on gross revenue and performance during such year of employment. Each annual bonus shall be paid by the Company to the Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets shall be determined after the results are known.

6.    Expenses. Executive shall be entitled to reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and resonsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures. The executive shall also be entitled to a car allowance of $750 per month during the term of this Agreement.

7.    Other Benefits. During the term of this Agreement, the Executive shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, "Benefit plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees. The Company shall bear the sole cost of insuring Executive and his family under the health, medical, dental and vision insurance plans.

8.    Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, 15 paid vacation days per year. Vacation shall be taken at such times as are mutually convenient to the Executive and the Company and no more than 10 consecutive days shall be taken at any one time without Company approval in advance. The Executive shall be entitled to carry over any accrued, unused vacation days from year to year.

9.    Stock Options. The Executive shall be eligible for a multi-year grant of IX non-qualified options, the amount of which will be equal to 6% of the total common shares outstanding after taking effect for the planned reverse merger, vesting 1/3 each year with the first third vesting on the Effective Date. The options will be priced at $.50 per share on the grant date. The next scheduled option grants will be three years from this initial grant. Any such options shall be vested if this Agreement is terminated by the Executive or the Company. bhR

10.          Termination of Employment.

(a) Death. If Executive dies during the Employment Period, this Agreement and the Executive's employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Exective's heirs, administrators or executors any earned by unpaid base Salary and vacation pay, unpaid pro rata annual bonus through the date of death and reimbursement of any and all reasonable expenses paid or incurred by the Executive in conneciton with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct from all payments made hereunder, all applicable taxes, including income tax. FICA and FUTA, and other appropriate deductions. In addition, the Executive's spouse shall be entitled to continued coverage for a period of one year following the termination of employment, at the Company's expense, under all health, medical, dental and vision insurance plans in which the Executive was a participant immediately prior to his last date of employment with the Company.

assets are of the Company are sold or if "change of control" occurs as described under the agreement, then all stock options immediately vest.

(e)    Good Reason.

(1) At any time during the term of this Agreement, subject to the conditions set forth in Section 10(e)(2) below, the Executive may terminate this Agreement and the Executive's employment with the Company for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean the occurence of any of the following events; (A) the assignment, without the Executive's consent, to the Executive of duties that are significantly different from and that result in a substantial diminution of the duties that he assumed on the Effective Date; (B) the assignment, without the Executive Officer; (C) any termination of the Executive's employment by the Company within 12 months after a Change of Control, other than a termination for Cause, death or Disability; or (D) material breach by the Company of this Agreement.

(2) The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within 30 days of its receipe from the Executive of such written notice.

(3) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive's heirs, administrators or executors); (A) any earned but unpaid Base Salary, unpaid annual bonus and unused vacation days for that annual year through the Executive's last day of employment with the Company; (B) continued coverage, at the Company's expense, under all Benefits Plans in which the Executive and his spouse was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive or his spouse following Executive's last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of one year following the termination of employment; (C) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with the related to the performance of his duties and responsibilities for the Company during the period ending on the termination date; and (D) the Base Salary, as in effect immediately prior to the Executive's termination hereunder, and any bonuses earned, during the remainder of the Employment Period year. All payments due hereunder shall be payable according to the Company's standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f)    Without "Good Reason" by Executive or Without "Cause" by the Company.

(1) By the Exectuive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive's employment with the Company without Good Reason by providing prior written notice of at least 30 days to the Company. Upon termination by the Executive of this Agreement and the Executive's employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administators or executors with respect to compensation and benefits thereafter, execept for the obligation to pay the Executive any earned but unpaid Base Salary, unused vacation days accrued through the Executive's last day of employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b)    The Executive affirms that he does not posses and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company.

(c)    In the event that the Executive's employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential information.

12.    Non-Competition and Non-Solicitation.

(a)    The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set foth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and or its clients or customers are or are intended to be sold, provided, licensed and or distributed to customers and clients in and throughout the United States (the "Territory") (to the extent to the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and or its clients or customers.

(b)    The Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder or less than two percent (2%) of the outstanding voting shares of any publicly held company), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and thereafter to the extent described below, within the Territory;

(1) Engage, own, manage, operate, control, be employeed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the business of the Company;

(2) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement.

(3) Attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during Executive's employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind of competitive with the Business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4) Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the Business of the Company.

With respect to the activities described in Paragraphs (2), (3) and (4) above, the restrictions of this Section 12(b) shall continue beyond the Employment Period until one year following the termination of this Agreement or of the Executive's employment with the Company, whichever occurs later. Furthermore, if the Company terminates Executive's employment for Cause or if Executive terminates his employment without Good Reason, then the restrictions of this Section 12(b) shall continue with respect to the activities described in Paragraph (1), above, beyond the Employment Period until one year following the termination of this Agreement or of the Executive's employment with the Company, whichever occurs later.

13.    Miscellaneous.

(a)    The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 11 or Section 12 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 11 or Section 12 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be constructed as separable and divisble from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all or such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)    Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve that Company of any of its obligations hereunder.

(c)    This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive's employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)    This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)    The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)    All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemded to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County and State of New York.

(h)    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i)    The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

/s/ Steve Hoffmann
Steve Hoffmann

IX ENERGY, INC.

By:	/s/ Steve Hoffmann
Name: Steve Hoffmann
Title: Chairman & CEO